Exhibit 10.10

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of December 29, 2020 by and between Thomas Winter (“Executive”) and Golden Nugget Online Gaming, LLC, a limited liability company organized under the laws of the State of New Jersey (the “Company”). Upon closing of the Transaction as defined below, the term Company shall also include all of Golden Nugget Online Gaming, LLC’s parent companies, including Landcadia Holdings II, Inc.

WHEREAS, the Company is party to that certain Purchase Agreement (the “Purchase Agreement”), by and among Landcadia Holdings II, Inc. (“Landcadia”) and the Company, among others, pursuant to which the Company will be acquired by Landcadia (the “Transaction”); and

WHEREAS, in connection with the Transaction, the Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.            Term. This Agreement and Executive’s employment hereunder shall both be effective as of the date of the closing of the Transaction (the “Effective Date”). Subject to earlier termination as provided herein, the term of the Executive's employment hereunder shall terminate on December 31, 2024 (the "Employment Term"). If Executive remains employed by Company following the Employment Term, any such employment shall be on an at-will basis unless the parties agree in writing to extend the Employment Term. Notwithstanding the fact the Executive may become employed on an at-will basis and except as otherwise provided in connection with the Employment Term, all provisions of this Agreement shall remain in full force and effect as long as Executive remains an employee of the Company. Notwithstanding anything to the contrary herein, if the Purchase Agreement terminates for any reason before the Transaction is consummated, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement.

2.            Position and Duties.

2.1          Position. During the Employment Term, Executive shall serve as the President of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). In such position, Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the CEO, which duties, authority, and responsibilities are consistent with Executive’s position. Executive shall, if requested, also serve as an officer or director of any affiliate of the Company for no additional compensation.

2.2          Duties. During the Employment Term, Executive shall devote substantially all of his business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the CEO, act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization, (b) purchase or own membership interest or shares in any publicly traded securities of any corporation not to exceed five (5%), provided that, such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such company or publicly traded corporation; or (c) serve on the board of directors of Superbet, SB Group Ltd or any of their affiliates; provided further that the activities described in clauses (a), (b), and (c) do not unreasonably interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof and do not conflict or compete in any way with the business of the Company or any of its subsidiaries or affiliates.

3.             Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Houston, Texas; provided that, Executive may be required to travel on Company business during the Employment Term.

4.             Compensation.

4.1           Base Salary. During the Employment Term, the Company shall pay Executive an annual rate of base salary of $400,000 in periodic installments, less applicable deductions and withholdings, in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly, together with an annual equity grant as set forth in 4.2 below and annual bonus as set forth in 4.3 below. Commencing on or before May 1, 2021, Executive’s base salary shall be reviewed at least annually by the CEO, and the CEO may, but shall not be required to, increase the base salary during the Employment Term. Notwithstanding the foregoing, Executive’s base salary may be decreased as a temporary measure as part of an across the Board salary reduction that applies in the same manor to all senior executives. However, Executive’s base salary may not be decreased during the Employment Term. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”. The parties acknowledge and agree that a portion of Executive’s Base Salary shall constitute consideration for Executive’s compliance with the restrictions and covenants set forth in Section 8 of this Agreement.

4.2           Annual Equity Award. During the Employment Term, on or about January 1st of each year (beginning January 1, 2021 or, if the Effective Date occurs after January 1, 2021, as soon as practicable following the Effective Date), the Executive shall receive restricted stock units (the “Annual Award”) in the amount equivalent to $600,000 under the Landcadia Holdings II, Inc. 2020 Incentive Award Plan (the “Incentive Plan”). The Annual Award issued to Executive will vest in two (2) equal installments over a two-year service period following the grant date based solely on continued service (except as set forth in Section 5 below). The Annual Award shall be in accordance with the terms and conditions of the Incentive Plan and a written award agreement. All other terms and conditions applicable to the Annual Award shall be determined by the CEO or the Compensation Committee of the Board of Directors of the Company (“Committee”), if such Committee is established by the Board of Directors (“Board”). Notwithstanding the foregoing, in the event Executive voluntary terminates his employment any time after December 31, 2024 and is still in good standing with the Company at the time of termination, the Company shall agree to vest the entirety of the Annual Awards granted in 2023 and 2024.

4.3            Annual Bonus.

(a)            For each complete calendar year during the Employment Term commencing with the 2021 calendar year, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, Executive’s annual target bonus opportunity shall be equal to 175% of Base Salary (the “Target Bonus”- not to exceed $700,000), based upon the attainment of certain performance metrics established by the CEO or the Committee, if applicable. The metrics for the Annual Bonus shall be established by the CEO or the Compensation Committee, if applicable. In addition, within the sole discretion of the CEO or the Committee, if applicable, Executive shall be eligible for a discretionary annual bonus (“Discretionary Annual Bonus”). The Discretionary Annual Bonus, if awarded, shall be in an amount up to $300,000 and shall be payable in cash or restricted stock units along with the Annual Bonus. If paid in restricted stock units, the restricted stock units award will vest two years from the date of grant (or, if earlier, as of the end of the Term) based solely on continued employment (except as provided in Section 5 below).

(b)           The Annual Bonus, if any, will be paid within thirty (30) days after the completion of the Company’s annual audit and filing of its 10-K.

(c)            Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the date the annual bonus payment is due to be made.

(d)            Notwithstanding (c) above, Executive shall be eligible to receive the 2024 Annual Bonus, if one is due and, so long as Executive is an employee in good standing as of December 31, 2024.

(e)            The Company shall pay Executive the remaining balance of his earned 2019 annual bonus on or before December  4, 2020 (subject to the earlier closing of the Transaction, otherwise, if later, within 5 business days of the Effective Date) and shall pay Executive the 2020 bonus payment, if any, pursuant to the pre-established bonus program. - Payment, if due, shall be made in accordance with the Company’s historical practice, but no later than April 30, 2021.

4.4           Initial Equity Grant and Payment.

(a)           Upon the Effective Date, Executive shall receive 1,000,000 restricted stock units (the “Initial Equity Award”, and together with the Annual Equity Awards and any restricted stock units award in satisfaction of an Annual Bonus pursuant to Section 4.3(a), the “Awards”) under the Incentive Plan. The Initial Equity Award issued to Executive will vest in four (4) equal installments over a four-year service period following the grant date, based solely on continued service (except as provided in Section 5 below). The Initial Equity Award shall be in accordance with the terms and conditions of the Incentive Plan and a written award agreement, in substantially the form attached as Exhibit A.

(b)           Upon the Effective Date, Executive shall be entitled to a cash payment in the amount of seven million, five hundred thousand ($7,500,000) dollars (the “Initial Cash Award”) to be paid as follows: (i) two million five hundred thousand ($2,500,000) dollars shall be paid to Executive on or within five (5) business days following the Effective Date; (ii) two million five hundred thousand ($2,500,000) shall be paid on or within one (1) year from the date following the Effective Date, and (iii) two million five hundred thousand ($2,500,000) shall be paid on or within two (2) years following the Effective Date.

4.5            Fringe Benefits and Perquisites. During the Employment Term, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company, including without limitation, (a) a car allowance of $1,000 per month, and (b) a technology allowance of $100 per month.

4.6            Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7            Vacation; Paid Time-Off. Executive shall receive vacation and other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.8            Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.9            Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement. In addition, to the extent the Company adopts an indemnification agreement for its directors and officers, Executive will also become a party to such an agreement.

4.10         Claw back Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and claw back as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4.11         Policies and Procedures. In addition to the terms herein, Executive agrees to be bound by Company policies and procedures as they may be amended by the Company from time to time. In the event the terms in this Agreement conflict with Company policies and procedures, the terms herein shall take precedence. The Company recognizes that it has a responsibility to see that its employees understand the adverse effects that problem gambling and underage gambling can have on individuals and the gaming industry as a whole. Executive acknowledges having read the Company policies, procedures and manuals and agrees to abide by the same, including but not limited to all policies prohibiting underage gaming and supporting programs to treat compulsive gambling.

4.12         Licensing Requirements. Executive acknowledges that the Company is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in New Jersey and other jurisdictions in which the Company is engaged or has applied or during the Employment Term may apply to engage in the gaming business. If requested to do so by the Company, Executive shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Executive by any regulatory authority having jurisdiction over the Company.

4.13         Failure to Satisfy Licensing Requirement. If Executive fails to satisfy any licensing requirement referred to in Section 4.12 above, or if any governmental authority directs the Company to terminate any relationship it may have with Executive, or if the Company shall determine, in Company's sole and exclusive judgment, that Executive was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize the Company's business, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by the Company and, if during the Employment Term, the parties' obligations and responsibilities shall be determined by the provisions of Section 5.1.

5.           Termination of Employment. The Employment Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of Executive’s employment. The thirty (30) day notice period shall be inclusive of and run concurrently with any mandatory notice periods provided for under any applicable law. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following compensation and benefits from the Company or any of its affiliates.

5.1            For Cause or Without Good Reason.

(a)            Executive’s employment hereunder may be terminated by the Company for Cause or by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

(i)            any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii)            reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)           such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

(b)           For purposes of this Agreement, “Cause” shall mean:

(i)            the conviction of Executive or his plea of nolo contendere for commission of any crime constituting a felony in the jurisdiction in which committed; or any crime involving moral turpitude (whether or not a felony); or any other criminal act involving dishonesty (whether or not a felony);

(ii)            Executive’s commission of any act of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or any of the Company’s subsidiaries or affiliates and such conduct causes damage to the Company or any of the Company’s subsidiaries or affiliates;

(iii)            alcohol or illegal or controlled substance abuse by Executive that has affected the performance of Executive’s duties;

(iv)           Executive’s gross negligence or willful misconduct in the performance of, or failure to perform, the obligations of Executive under this Agreement or the duties of employment or other engagement assigned by the Company or any of the Company’s subsidiaries or affiliates, in each case, which remains uncured or continues after fifteen (15) business days’ notice by the Company specifying in reasonable detail the nature of the gross negligence or willful misconduct; or

(v)            Executive’s refusal or failure to carry out a lawful directive of the Company, its subsidiaries, the Board, the CEO or their respective designees; provided, however, that in the first case of such refusal or failure, but not thereafter, the Company provided notice to Executive specifying in reasonable detail the nature of the refusal or failure and such refusal or failure remains uncured or continues at the expiration of five (5) business days following such notice.

(vi)           Executive’s failure to satisfy the licensing requirements provided for herein.

For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

Termination of Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to Executive a written notice from the Company finding that Executive has engaged in the conduct described in any of (i)-(vi) above. The Company may place Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.

(c)            For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s written consent:

(i)            a failure by the Company to promptly pay compensation when due and payable to Executive in connection with employment;

(ii)            a material reduction in Executive’s duties or responsibilities or Executive’s removal from such duties or responsibilities, if applicable;

(iii)           Executive’s required relocation to a facility located fifty (50) miles or more from the Company’s headquarters in Houston, Texas; or

(iv)           any other material breach of this Agreement (or any other material agreement between the Executive and the Company or one of its subsidiaries or affiliates) by the Company or one of its subsidiaries or affiliates, as applicable.

Notwithstanding the foregoing, Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances allegedly providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate his employment for Good Reason within one hundred and twenty (120) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2           Without Cause or for Good Reason. The Employment Term and Executive’s employment hereunder may be terminated by Executive for Good Reason or by the Company without Cause. In the event of such termination, Executive shall be entitled to receive the following:

(a)            the Accrued Amounts, plus the balance of the Initial Cash Award if not yet paid, payable on the date thirty (30) days following the Termination Date;

(b)            any accrued but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;

(c)            one (1.0) times Executive’s Base Salary as in effect immediately prior to the Termination Date, payable on the date thirty (30) days following the Termination Date;

(d)            a payment equal to the product of (i) the Target Bonus that Executive would have earned for the fiscal year in which the Termination Date (as determined in accordance with Section 5.6) occurs and (ii) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date thirty (30) days following the Termination Date;

(e)            if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premiums paid by Executive for himself and his dependents (the “COBRA Payments”). Such reimbursement shall be paid to Executive on the first day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; or (ii) the date on which Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(e) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(e) in a manner as is necessary to comply with the ACA; and

(f)            all Awards will vest in full.

The receipt of these amounts are subject to Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and his execution of a standard form of release of claims in favor of the Company, its affiliates and their respective officers and directors in substantially the form attached as Exhibit B hereto (the “Release”), and such Release becoming effective and irrevocable following the Termination Date.

5.3            Death or Disability.

(a)            Executive’s employment hereunder shall terminate automatically upon Executive’s death during Employment Term, and the Company may terminate Executive’s employment on account of Executive’s Disability.

(b)           If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)            the Accrued Amounts, plus the balance of the Initial Cash Award if not yet paid, payable on the date thirty (30) days following the Termination Date;

(ii)            Any accrued but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;

(iii)            the Awards will vest in full; and

(iv)            any post-employment benefits due under the terms and conditions of the Employee Benefit Plans.

Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)            For purposes of this Agreement, “Disability” shall mean Executive’s inability to substantially perform his duties hereunder, even with reasonable accommodation, due to a medically determinable physical or mental illness or injury which lasts for, or is reasonably expected to last for at least six consecutive months. The CEO reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company’s insurers, which determination shall be conclusive as of its date absent fraud or manifest error.

5.4            Change in Control Termination.

(a)            Notwithstanding any other provision contained herein, upon a Change in Control, the Awards will vest in full, plus the balance, if any, of the Initial Cash Award will be paid. Moreover, if Executive’s employment hereunder is terminated by Executive for Good Reason or by the Company without Cause (other than on account of Executive’s death or Disability), in each case, within twelve (12) months following a Change in Control, Executive shall be entitled to receive the Accrued Amounts, and subject to Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and his execution of a Release which becomes effective within thirty (30) days following the Termination Date, Executive shall be entitled to receive the following:

(i)             the Accrued Amounts;

(ii)            one (1.0) times Executive’s Base Salary as in effect immediately prior to the Termination Date, payable on the date thirty (30) days following the Termination Date; and

(iii)           a payment equal to the Target Bonus that Executive would have earned for the fiscal year in which the Termination Date occurs. This amount shall be paid on the date thirty (30) days following the Termination Date.

(b)            If Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents. Such reimbursement shall be paid to Executive on the first (1st) of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this Section 5.4(b) would violate the nondiscrimination rules applicable to non-grandfathered, insured group plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.4(b) in a manner as is necessary to comply with the ACA.

(c)            For purposes of this Agreement, “Change in Control” shall have the meaning set forth under the Incentive Plan.

5.5            Notice of Termination. Any termination of Executive’s employment hereunder by the Company or by Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 25. The Notice of Termination shall specify:

(a)            the termination provision of this Agreement relied upon;

(b)            to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(c)            the applicable Termination Date.

5.6            Termination Date. Executive’s “Termination Date” shall be:

(a)            if Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;

(b)            if Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;

(c)            if the Company terminates Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to Executive;

(d)            if the Company terminates Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide Executive with a lump sum payment equal to thirty (30) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on Executive’s Termination Date and for all purposes of this Agreement, Executive’s Termination Date shall be the date on which such Notice of Termination is delivered; and

(e)            if Executive terminates his employment hereunder with or without Good Reason, the date specified in Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A (as defined in Section 23 of this Agreement).

5.7            Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 5.2(e), any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.

5.8            Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive agrees to resign, effective on the Termination Date, from all positions that Executive holds as an officer of the Company or any of its affiliates.

5.9            Section 280G.

(a)            Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall either (i) reduce (but not below zero) such payments or benefits received or to be received by Executive so that the aggregate present value of the payments and benefits received by Executive is $1.00 less than the amount which would otherwise cause Executive to incur an Excise Tax, or (ii) be paid in full, whichever results in the greatest net after-tax payment to Executive.

(b)            All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.            Cooperation. The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Company, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate based on Executive’s Base Salary on the Termination Date.

7.             Confidential Information. Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1            Confidential Information Defined.

(a)            Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or to and information that is used, developed or obtained by the Company or any of its affiliates (collectively, the “Company Group”) in connection with its business, including, but not limited to, information, observations and data obtained by Executive during Executive’s employment with the Company concerning: business affairs, business processes, practices, products, methods, policies, plans, publications, documents, research, operations, services, fees, promotions, pricing structures, analyses, photographs, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, restaurant partner list of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that, such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

(b)            Executive further acknowledges that the Company and other members of the Company Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or to use it except as necessary in carrying out Executive 's duties hereunder consistent with the Company’s (or such other member of the Company Group's) agreement with such third party.

(c)            Company Creation and Use of Confidential Information.

Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of online gaming. Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(d)            Disclosure and Use Restrictions.

Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive shall promptly provide written notice of any such order to the Board.

(e)            Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i)            Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)             is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)             is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)            If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive:

(A)             files any document containing trade secrets under seal; and

(B)             does not disclose trade secrets, except pursuant to court order.

Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

8.            Restrictive Covenants.

8.1            Acknowledgement. Executive understands that the nature of Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. Executive understands and acknowledges that the intellectual services he provides to the Company are unique, special, or extraordinary. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.

8.2            Non-Competition.

(a)(i)      In recognition of the Company's heightened need for protection from abuse of relationships formed or information garnered before and during the Employment Term of Executive's employment hereunder, Executive covenants and agrees that should Executive separate employment from the Company for Cause, without Good Reason, or within twelve (12) months following a Change in Control without Cause, that for the Restrictive Period (as defined below), not to, in a position based anywhere in the United States, directly or indirectly be employed by, provide consultation or other services to, contribute his knowledge, volunteer, engage or participate in, provide advice, information or assistance to, fund or invest in, disclose Confidential Information to, or otherwise be connected or associated in any way or manner with, any entity engaged in the same or similar business as the Company, including but not limited to any United States based firm, foreign firm, person, corporation or other entity which either directly, indirectly or through an affiliated company or entity, operates an online real money gambling business or proposes to operate an online real money gambling business in the state of New Jersey, Pennsylvania, Michigan or any other state in the United States or a United States territory during the Restrictive Period. For this purpose, the “Restrictive Period” means (i) if the termination of Executive’s employment occurs during the Term, two (2) years immediately following Executive’s termination of employment, (ii) if the termination of Executive’s employment occurs during the Term by the Company without Cause, within twelve (12) months following a Change in Control, one (1) year immediately following Executive’s termination of employment, or (iii) if the termination of Executive’s employment occurs at the end of or following the Term, six (6) months immediately following Executive’s termination of employment, provided that the Company may, at its option, extend the non-compete period for an additional six (6) months by paying the Executive his base salary plus a pro rata portion of his Target Bonus in equal installments over such additional six (6)-month period.

(ii)            Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls such corporation.

(b)            Non-Solicitation. Executive further covenants and agrees that during the Employment Term, any continuing period of employment thereafter, and for a period of thirty-six (36) months following the termination of Executive’s employment for any reason, Executive shall not directly or indirectly:

(i)            Make known to any third party the names, contact and other information of or pertaining to any of the customers, employees or former employees of any member of the Company Group;

(ii)            Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of any member of the Company Group, either for Executive's own account or for any third party;

(iii)            Call on, solicit and/or take away, any potential or prospective customer of any member of the Company Group, on whom the Executive called or with whom Executive became acquainted during employment (either before or during the Employment Term) by any member of the Company Group, either for Executive's own account or for any third party;

(iv)            Approach or solicit any current employee or any former employee that has been terminated for less than six (6) months or independent contractor of any member of the Company Group with a view towards enticing such person to leave the employ or service of any member of the Company Group; or hire or contract with any current or former employee that has been terminated for less than six (6) months or independent contractor of any member of the Company Group , without the prior written consent of the Company, such consent to be within the Company’s sole and absolute discretion; provided, however, that this restriction will not extend to, prohibit or otherwise limit general employment advertising or solicitation not specifically targeting employees of the Company or any such specific employee; or

(v)            Interfere with, disrupt or attempt to interfere with or disrupt the Company Group’s relationships with any Company Group vendor, customer or person who is employed by or provides services to the Company Group or does business with or on behalf of, either directly or indirectly, the Company Group.

9.            Non-Disparagement. Executive agrees and covenants that he will not at any time, directly or indirectly, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, shareholders, members or advisors, or any member of the Board.

This Section 9 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Board.

The Company agrees and covenants that it shall use its reasonable best efforts to cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning Executive to any third parties.

10.            Acknowledgement. Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11.            Remedies. In the event of a breach or threatened breach by Executive of Section 7, Section 8, or Section 9 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.            Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement, except for disputes arising under Section 7, Section 8, or Section 9 of this Agreement (including, without limitation, any claim for injunctive relief), or its interpretation, application, implementation, breach or enforcement which the parties hereto are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in Houston, Texas (unless the parties hereto agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties hereto agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The prevailing party in such arbitration shall be entitled to reimbursement from the non-prevailing party for the totality of the arbitrator’s, administrative, and reasonable legal fees and costs. Upon the request of any of the parties hereto, at any time prior to the beginning of the arbitration hearing the parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association.

13.            Proprietary Rights.

13.1          Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2         Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3         Further Assurances; Power of Attorney. During and after his employment, Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

13.4         No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

14.           Security.

14.1         Security and Access. Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

14.2          Exit Obligations. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) the Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in Executive’s possession or control.

15.            Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Texas without regard to conflicts of law principles and irrespective of Executive’s work location. Any action or proceeding under Section 11 of this Agreement shall be brought only in a state or federal court located in the State of Texas, Harris County. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

16.            Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including Executive’s existing employment agreement dated effective as of November 1, 2018 between Executive and Landry’s, LLC, which shall be void as of the Effective Date. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17.            Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

18.            Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

19.            Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20.            Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21.            Tolling. Should Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.

22.            Section 409A.

22.1          General Compliance. This Agreement is intended to comply with Section 409A of the Code and the regulations, rules and other guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

22.2          Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive’s separation from service occurs shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.3         Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)            the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)            any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)            any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

23.            Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to assume its obligations under this Agreement. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24.            Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:	Golden Nugget Online Gaming, LLC

1510 West Loop South

Houston, TX 77027

Attention: Tilman J. Fertitta, CEO

If to Executive, to his address most recently on file with the Company.

25.            Representations of Executive. Executive represents and warrants to the Company that:

(a)            Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound; and

(b)            Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

26.            Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27.            Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28.            Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GOLDEN NUGGET ONLINE GAMING, LLC

By:	/s/ Tilman J. Fertitta
Name:	Tilman J. Fertitta
Title:	Chief Executive Officer

EXECUTIVE

/s/ Thomas Winter
Thomas Winter

[Signature Page to Employment Agreement]

EXHIBIT A

FORM OF INITIAL EQUITY AWARD

A-1

EXHIBIT B

FORM OF RELEASE

B-1